UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2016

Regulus Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35670	26-4738379
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10614 Science Center Drive San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 202-6300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 17, 2016, Regulus Therapeutics Inc. (the “Company”) entered into a loan and security agreement (the “Agreement”) with Oxford Finance LLC, as the collateral agent and a lender (the “Lender”), pursuant to which the Lender has agreed to lend to the Company up to $30.0 million in a series of term loans. On June 22, 2016, the Company borrowed $20.0 million from the Lender (“Term A Loan”).

Under the terms of the Agreement, the Company may, at its sole discretion, borrow from the Lender up to an additional $10.0 million following the achievement of a milestone event until the earlier of 60 days thereafter or March 31, 2017 (“Term B Loan” and together with Term A Loan, the “Term Loans”). The milestone event for the Term B Loan is the achievement of positive interim safety and efficacy data from a Phase 2 clinical trial (in collaboration with GlaxoSmithKline) of RG-101 in combination with GlaxoSmithKline’s oral GSK 175 for treatment of hepatitis C virus, on or before March 31, 2017.

The Company may use the proceeds from the Term Loans solely for working capital and to fund its general business requirements. The Company’s obligations under the Agreement are secured by a first priority security interest in substantially all of the Company’s current and future assets, other than its intellectual property. The Company has also agreed not to encumber its intellectual property assets, except as permitted by the Agreement.

All of the Term Loans mature on June 1, 2020 (the “Maturity Date”) and will be interest-only through June 1, 2018, followed by 24 equal monthly payments of principal and unpaid accrued interest. The Term Loans will bear interest at a floating per annum rate equal to (i) 8.51% plus (ii) the greater of (a) the 30 day U.S. Dollar LIBOR rate reported in The Wall Street Journal on the last business day of the month that immediately precedes the month in which the interest will accrue and (b) 0.44%.

The Company will be required to make a final payment of 5.50% of the principal amount of all Term Loans borrowed, payable on the earlier of (i) the Maturity Date, (ii) the acceleration of any Term Loan, or (iii) the prepayment of the Term Loans. The Company may prepay all, but not less than all, of the borrowed amounts upon 10 days’ advance written notice to the collateral agent, provided that the Company will be obligated to pay a prepayment fee equal to (i) 2.00% of the applicable Term Loan prepaid on or before the second anniversary of the applicable funding date, provided no prepayment fee will be due in connection with a prepayment made on or prior to the first anniversary of the applicable funding date of the Term Loan in connection with an acquisition of the Company, and (ii) 1.00% of the applicable Term Loan prepaid thereafter and prior to the Maturity Date (each, a “Prepayment Fee”).

While any amounts are outstanding under the Agreement, the Company is subject to a number of affirmative and restrictive covenants, including covenants regarding dispositions of property, business combinations or acquisitions, incurrence of additional indebtedness and transactions with affiliates, among other customary covenants. The Company is also restricted from paying dividends or making other distributions or payments on its capital stock, subject to limited exceptions.

Upon the occurrence of certain events, including but not limited to the Company’s failure to satisfy its payment obligations under the Agreement, the breach of certain of its other covenants under the Agreement, or the occurrence of a material adverse change, the collateral agent will have the right, among other remedies, to declare all principal and interest immediately due and payable, and the Lender will have the right to receive the final payment fee and, if the payment of principal and interest is due prior to the Maturity Date, the applicable Prepayment Fee.

The foregoing is only a summary of the material terms of the Agreement, does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Regulus Therapeutics Inc.

Date: June 23, 2016	By:	/s/ Joseph P. Hagan
Joseph P. Hagan
Chief Operating Officer